Exhibit 6.1

CONTRIBUTION AGREEMENT

among

TEKUMO LLC,

THE MEMBERS OF TEKUMO LLC

and

BALINCAN USA, INC.

dated as of

June 14, 2022

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of June 14, 2022, is entered into by and among Tekumo LLC, a Colorado limited liability company (“Tekumo”), all of the members of Tekumo (the “Members”), and Balincan USA, Inc., a Delaware corporation (“BCNN”).

Recitals

WHEREAS, the Members own in the aggregate all of the issued and outstanding membership interest units in Tekumo (the “Units”); and

WHEREAS, the Members wish to contribute to BCNN, and BCNN wishes to acquire from the Members, all of the Units in exchange for shares of a newly created class of BCNN’s Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 3.05.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Colorado are authorized or required by Law to be closed for business.

“BCNN” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.02(a).

“Company” has the meaning set forth in the recitals.

“Disclosure Schedules” means the Disclosure Schedules delivered by Tekumo and BCNN concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by Tekumo immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Financial Statements” has the meaning set forth in Section 3.05.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Insurance Policies” has the meaning set forth in Section 3.08.

“Interim Balance Sheet” has the meaning set forth in Section 3.05 and 4.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05 and 4.06.

“Interim Financial Statements” has the meaning set forth in Section 3.05 and 4.06.

“Knowledge of BCNN or BCNN’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Lu, Zi Chin (Paul) and Nick Coscia after reasonable investigation.

“Knowledge of Tekumo or Tekumo’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of means the actual knowledge of Strings Kozisek, Chis Nichols and Phillip Dignan after reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of Tekumo or BCNN, as applicable, or (b) the ability of Tekumo or BCNN, respectively, to consummate the transactions contemplated hereby.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Error! Reference source not found..

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Tekumo” has the meaning set forth in the preamble.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II
CONTRIBUTION

Section 2.01 Contribution. Subject to the terms and conditions set forth herein, at the Closing, each Member shall contribute the Units it holds as set forth opposite its name on Exhibit A to BCNN, and BCNN shall, in exchange and consideration therefor, issue shares of Series A Preferred Stock to each Member in the amount set forth opposite its name on Exhibit A (the “Contribution”). Following the Contribution, Tekumo shall be a wholly owned Subsidiary of BCNN, and the Members shall hold at least 85% of the combined voting power of BCNN.

Section 2.02 Transactions to be Effected at the Closing.

(a) At the Closing, BCNN shall deliver to the Members and Tekumo, as applicable:

(i) stock certificates evidencing the Series A Preferred Stock, free and clear of all Encumbrances; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by BCNN at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, the Members shall deliver to BCNN instruments of transfer evidencing the contribution and transfer of all of the Units to BCNN, free and clear of all Encumbrances.

(c) At the Closing, Tekumo shall deliver to BCNN all agreements, documents, instruments or certificates required to be delivered by Tekumo at or prior to the Closing pursuant Section 7.02 of this Agreement.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 11:00 a.m., Eastern time on the date hereof or such later date or time after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Tekumo and BCNN may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TEKUMO

Except as set forth in the Disclosure Schedules, Tekumo represents and warrants to BCNN that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Tekumo. Tekumo is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Colorado. Tekumo has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Tekumo of this Agreement, the performance by Tekumo of its obligations hereunder and the consummation by Tekumo of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Tekumo. This Agreement has been duly executed and delivered by Tekumo, and (assuming due authorization, execution and delivery by BCNN) this Agreement constitutes a legal, valid and binding obligation of Tekumo, enforceable against Tekumo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Capitalization.

(a) The outstanding equity of Tekumo is as set forth on Exhibit A attached hereto. All of the Units have been duly authorized, are validly issued, and non-assessable, and are owned of record by the persons listed on Exhibit A in the respective amounts set forth next to each such Person’s name.

(b) Except as set forth on Exhibit A, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity securities of Tekumo or obligating Tekumo to issue or sell any shares of equity securities of, or any other interest in, Tekumo. Tekumo does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03 No Subsidiaries. Tekumo does not own, or have any interest in any shares or have an ownership interest in, any other Person.

Section 3.04 No Conflicts; Consents. The execution, delivery and performance by Tekumo of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Tekumo; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Tekumo; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Tekumo in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.05 Financial Statements. Copies of Tekumo’s unaudited financial statements consisting of the balance sheet of Tekumo as at December 31, 2021, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of Tekumo as at March 31, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to BCNN. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of Tekumo as of the respective dates they were prepared and the results of the operations of Tekumo for the periods indicated. The balance sheet of Tekumo as of December 31, 2021, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Tekumo as of March 31, 2022, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.06 Undisclosed Liabilities. Tekumo has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.07 Absence of Certain Changes, Events and Conditions. Except as contemplated by the Agreement and the transactions contemplated hereby, from the Interim Balance Sheet Date until the date of this Agreement, Tekumo has operated in the ordinary course of business in all material respects and there has not been, with respect to Tekumo, any event, occurrence or development that has had a Material Adverse Effect.

Section 3.08 Insurance. Section 3.08 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by Tekumo or with respect to which Tekumo is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 3.09 Legal Proceedings; Governmental Orders.

(a) There are no actions, suits, claims, investigations or other legal proceedings pending or, to Tekumo’s Knowledge, threatened against or by Tekumo affecting any of its properties or assets, which if determined adversely to Tekumo would result in a Material Adverse Effect.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Tekumo or any of its properties or assets which would have a Material Adverse Effect.

Section 3.10 Compliance With Laws; Permits.

(a) Tekumo is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for Tekumo to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) None of the representations and warranties contained in Section 3.10 shall not be deemed to relate to tax matters (which are governed by Section 3.11).

Section 3.11 Taxes.

(a) Tekumo has filed (taking into account any valid extensions) all material Tax Returns required to be filed by Tekumo. Such Tax Returns are true, complete and correct in all material respects. Tekumo is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by Tekumo have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of Tekumo.

(c) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against Tekumo.

(d) Tekumo is not a party to any Tax-sharing agreement.

(e) All material Taxes which Tekumo is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(f) The representations and warranties set forth in this Section 3.11 are Tekumo’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Tekumo.

Section 3.13 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Tekumo or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Tekumo, including any representation or warranty as to the accuracy or completeness of any information regarding Tekumo furnished or made available to BCNN and its Representatives and any other information, documents or material made available to BCNN or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Tekumo, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BCNN

Except as set forth in the Disclosure Schedules, BCNN represents and warrants to Tekumo that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of BCNN. BCNN is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. BCNN has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by BCNN of this Agreement, the performance by BCNN of its obligations hereunder and the consummation by BCNN of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BCNN. This Agreement has been duly executed and delivered by BCNN, and (assuming due authorization, execution and delivery by Tekumo) this Agreement constitutes a legal, valid and binding obligation of BCNN, enforceable against BCNN in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by BCNN of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of BCNN; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to BCNN; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which BCNN is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on BCNN’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to BCNN in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Charter Documents. The copies of the certificate of incorporation and by-laws of BCNN provided to Tekumo are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. BCNN is not in violation of any of the provisions of its certificate of incorporation or by-laws.

Section 4.04 Regulatory Compliance.

(a) BCNN has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since inception (the “BCNN SEC Documents”). None of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the BCNN SEC Documents.

(b) BCNN is in compliance with all of the applicable listing, reporting and corporate governance rules of OTC Markets Group, including those of Pink Markets.

Section 4.05 Capitalization.

(a) Immediately prior to the Closing, the authorized capital stock of BCNN consists of: (i) 40,000,000shares of Common Stock, par value $0.001 per share; (ii) 10,000,000shares of Series A Preferred Stock; and (iii) 1,000,000 shares of Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock,” and, together with the Series A, the “Preferred Stock”). As of the date of this Agreement: (A) 23,431,141 shares of Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Series A Preferred Stock were issued and outstanding; and (C) no shares of Series B Preferred Stock were issued and outstanding .. All of the outstanding shares of capital stock of BCNN are, and all shares of capital stock of BCNN which may be issued as contemplated or permitted by this Agreement, including the shares of Series A Preferred Stock issued to the Members will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(b) There are no outstanding or authorized options, warrants, preferred stock, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of BCNN or obligating BCNN to issue or sell any shares of capital stock of, or any other interest in, BCNN. BCNN does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect, including any of the foregoing with respect to the voting or transfer of any of BCNN’s securities.

(c) Immediately following the Closing and consummation of the transaction contemplated hereby and by the Transaction Documents, the Series A Preferred Stock issued pursuant to this Agreement shall represent 85% of the outstanding voting power of Balincan’s equity securities on an as-converted to common stock basis and the Members shall have the right and ability to elect all the members of BCNN’s Board of Directors.

Section 4.06 Financial Statements.

(a) Copies of BCNN’s unaudited financial statements consisting of the balance sheet of BCNN as at December 31, 2021, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “BCNN Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of Tekumo as at March 31, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “BCNN Interim Financial Statements” and together with the BCNN Annual Financial Statements, the “BCNN Financial Statements”) have been made available to Tekumo. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of BCNN as of the respective dates they were prepared and the results of the operations of BCNN for the periods indicated. The balance sheet of BCNN as of December 31, 2021, is referred to herein as the “BCNN Balance Sheet” and the date thereof as the “BCNN Balance Sheet Date” and the balance sheet of BCNN as of March 31, 2022, is referred to herein as the “BCNN Interim Balance Sheet” and the date thereof as the “BCNN Interim Balance Sheet Date”.

(b) The amount of the BCNN debt and accounts payable on the Closing Date shall be no greater than $50,000.

Section 4.07 No Subsidiaries. BCNN does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.08 Employees. BCNN does not have and has never had any Employees.

Section 4.09 Investment Purpose. BCNN is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. BCNN acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. BCNN is able to bear the economic risk of holding the Units for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BCNN.

Section 4.11 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to BCNN’s knowledge, threatened against or by BCNN or any Affiliate of BCNN that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.12 Undisclosed Liabilities. BCNN has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in BCNN’s balance sheet as of March 31, 2022; and (ii) those which have been incurred in the ordinary course of business since such date and are listed on Section 4.12 of the Disclosure Schedules, none of which are material in amount.

Section 4.13 Absence of Certain Changes, Events and Conditions. Except as contemplated by the Agreement and the transactions contemplated hereby, from the Interim Balance Sheet Date until the date of this Agreement, BCNN has operated in the ordinary course of business in all material respects and there has not been, with respect to BCNN, any event, occurrence or development that has had a Material Adverse Effect.

Section 4.14 Insurance. 4 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by BCNN or with respect to which BCNN is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 4.15 Litigation; Governmental Orders.

(a) There are no actions, suits, claims, investigations or other legal proceedings pending or, to BCNN’s Knowledge, threatened against or by BCNN affecting it or any of its properties or assets.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting BCNN or any of its properties or assets which would have a Material Adverse Effect.

Section 4.16 Compliance With Laws; Permits.

(a) BCNN is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for BCNN to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) None of the representations and warranties contained in Section 4.16 shall not be deemed to relate to tax matters (which are governed by Section 4.17).

Section 4.17 Taxes.

(a) BCNN has filed (taking into account any valid extensions) all material Tax Returns required to be filed by BCNN. Such Tax Returns are true, complete and correct in all material respects. BCNN is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by BCNN have been paid or accrued.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of BCNN.

(c) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against BCNN.

(d) BCNN is not a party to any Tax-sharing agreement.

(e) All material Taxes which BCNN is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(f) The representations and warranties set forth in this Section 4.16 are BCNN’s sole and exclusive representations and warranties regarding Tax matters.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member severally only as to itself and not jointly represents and warrants to BCNN and Tekumo that the statements contained in this ARTICLE V are true and correct as of the date of this Agreement.

Section 5.01 Authority. The Member has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Member of this Agreement, the performance by the Member of its obligations hereunder and the consummation by the Member of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Member. This Agreement has been duly executed and delivered by the Member, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by the Member of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Member’s Governing Documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Member; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which the Member is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Member’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Member in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03 Ownership. The Member is the sole record and beneficial owner of all of the Units set forth across from such Member’s name on Exhibit A, free and clear of all Encumbrances. The Member has the full power and authority to contribute, exchange, assign, transfer and deliver to BCNN the Units owned by such Member, free and clear of all Encumbrances. Except for Tekumo’s Operating Agreement, the Member is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent, or restrictions on transfer, with respect to the Units. At the Closing, such Member will have transferred and contributed to BCNN the entire right, title and interest in and to all of the Units owned by the Member.

Section 5.04 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Member’s knowledge, threatened against or by the Member or any Affiliate of the Member that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Member.

ARTICLE VI
COVENANTS OF THE PARTIES

Section 6.01 Resignations. BCNN shall deliver to Tekumo written resignations, effective as of the Closing Date, of the officers and directors of BCNN.

Section 6.02 Governmental Approvals and Other Third-party Consents.

(a) Each of Tekumo and BCNN shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each such party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Tekumo and BCNN shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 and Section 4.02 of the Disclosure Schedules; provided, however, that Tekumo shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.03 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Tekumo shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04 and BCNN shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to BCNN and Tekumo, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of BCNN. The obligations of BCNN to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or BCNN’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Tekumo contained in ARTICLE III shall be true and correct in all respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). This Closing condition will not be deemed waived or modified by any investigation made by or on behalf of BCNN or its Affiliates, or the knowledge of BCNN’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation or warranty at any time prior to or following BCNN’s entrance into this Agreement.

(b) Tekumo shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) BCNN shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Tekumo, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) BCNN shall have received a certificate of an authorized officer of Tekumo certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and/or members of Tekumo as may be required by its Operating Agreement authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Certificates of Designation creating the Series A Preferred Stock and Series B Preferred Stock substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, shall have been duly authorized by BCNN’s Board of Directors and shall have been filed and become effective in the state of Delaware.

(f) BCNN shall have entered into a Securities Purchase Agreement and related convertible promissory note, stock purchase warrant and security agreement with Trillium Partners L.P., and other investors reasonably satisfactory to BCNN and Tekumo providing for financing pursuant to such convertible promissory note in the aggregate principal amount of at least $1,320,000, such documents to be in form and substance satisfactory to BCNN.

(g) BCNN shall have entered into a Consulting Services Agreement with Southridge Capital Management or one of its affiliates in the form attached hereto as Exhibit D.

(h) Tekumo shall have delivered, or caused to be delivered, to BCNN instruments of transfer duly executed by each Member effecting the transfer and contribution of the Units held by each Member.

Section 7.03 Conditions to Obligations of Tekumo. The obligations of Tekumo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Tekumo’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of BCNN contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). This Closing condition will not be deemed waived or modified by any investigation made by or on behalf of Tekumo or its Affiliates, or the knowledge of Tekumo’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation or warranty at any time prior to or following Tekumo’s entrance into this Agreement.

(b) BCNN shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Tekumo shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of BCNN, that each of the conditions set forth in 7.03(a) and Section 7.03(b) have been satisfied.

(d) Tekumo shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of BCNN certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of BCNN authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Certificates of Designation creating the Series A Preferred Stock and Series B Preferred Stock substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, shall have been duly authorized by BCNN’s Board of Directors and shall have been filed and become effective in the state of Delaware.

(f) BCNN shall have entered into one or more Securities Purchase Agreement and related convertible promissory note, stock purchase warrant and security agreement with Trillium Partners L.P., and other investors reasonably satisfactory to BCNN and Tekumo providing for financing pursuant to such convertible promissory note in the aggregate principal amount of at least $1,320,000, such documents to be in form and substance satisfactory to BCNN.

(g) BCNN shall have entered into a Consulting Services Agreement with Southridge Capital Management or one of its affiliates in the form attached hereto as Exhibit D.

(h) BCNN shall have delivered to each of the Members a certificate or certificates representing the number of shares of Series A Preferred Stock to which each Member is entitled as set forth on Exhibit A.

(i) Immediately following the Closing, the Board of Directors of BCNN shall consist of Strings Kozisek, Chris Nichols, and Phillip Dignan, and the officers of BCNN shall consist of Stings Kozisek, Chris Nichols and Phillip Dignan.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Indemnification. BCNN shall indemnify the Members and Tekumo’s officers, directors, , managers, Employees, attorneys, accountants and agents as they existed immediately prior to the Closing Date (the “Tekumo Indemnitees”) and shall hold the Tekumo Indemnitees harmless against and in respect of any and all losses, liabilities, damages, obligations, claims, encumbrances, liens, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by any Tekumo Indemnitees resulting from any breach of any representation, warranty, covenant or agreement made by BCNN herein or in any instrument or document delivered to Tekumo Indemnitees pursuant hereto, including advancement of expenses as they are incurred (“Losses”).

Section 8.02 Payment. Payments to the Tekumo Indemnitees for Losses shall be made promptly, and, in any event, within five business days, after demand by written notice made from any Tekumo Indemnitee in accordance with Section 9.02 (a “Demand Notice”), by wire transfer to an account designated by the Members’ Representative; provided, however, at the request of the Members’ Representative, payment shall be made in shares of Common Stock, valued at the average of the closing prices for the Common Stock for the 30 trading days prior to a Demand Notice. The Demand Notice shall describe in reasonable detail the events, facts, and circumstances giving rise to the claim, the date of such occurrence (to the extent known by the Tekumo Indemnitees), the nature of the basis for indemnification or reimbursement therefor, and the amount of the claim (or, if it is not practicable to determine such amount, the amount proposed in good faith to be reserved with respect to such claim, which may be subsequently increased).

Section 8.03 Effect of Investigation. The representations, warranties and covenants of the BCNN, and the Tekumo Indemnitees’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Tekumo Indemnitees (including by any of their representatives) or by reason of the fact that any Tekumo Indemnity or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Tekumo’s waiver of any condition set forth in Section 7.03.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Tekumo or the Members:	555 Middle Creek Parkway
Suite 100
Colorado Springs, CO 80921
E-mail: pdignan@tekumo.com
Attention: Phillip Dignan

with a copy to:	Robinson Waters & O’Dorisio, P.C.
1099 18th Street, Suite 2600
Denver, CO 80202
E-mail: ssegal@rwolaw.com
Attention: Steven E. Segal

If to BCNN:	Room 1404, No. 205, Dun Hua S. Road, Sec. 1,
Taipei 99999 Taiwan
E-mail:
Attention: Lu, Zi Chin (Paul)

Section 9.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Tekumo, on the one hand, or BCNN, on the other hand, that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-Party Beneficiaries. Except as provided in Article XIII, This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTSOR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(b).

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14 Members’ Representative.

(a) Each Member hereby appoints Philip Dignan as the “Members’ Representative” to act as the agent of Members with the full power (i) to execute and enter into, on behalf of Members, and to take all actions thereunder for and on their behalf, (ii) to negotiate and/or settle all claims under this Agreement, (iii) to receive from BCNN the certificates for the Series A Preferred issuable to Members in accordance with the provisions of this Agreement, (iv) to otherwise take such actions (or refrain from taking actions) and execute such documents (including any modifications, waivers or amendments thereto) on Members’ behalf in connection with this Agreement as the Members’ Representative, in its sole discretion, deems proper, (v) to perform all of the functions of the Members’ Representative under this Agreement. BCNN is entitled to rely on the acts and agreements of the Members’ Representative as the acts and agreements of Members. The Members’ Representative shall be entitled to retain counsel and to incur such reasonable expenses (including court costs and reasonable attorney’s fees and expenses) as the Members’ Representative deems to be reasonably necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses incurred by the Members’ Representative shall be borne by Members based upon their respective pro rata ownership of Units (each such Member’s “Pro Rata Share”).

(b) Members hereby agree, on a several and not joint basis in accordance with their respective Pro Rata Share, to indemnify the Members’ Representative (in its capacity as such), against, and to hold the Members’ Representative (in its capacity as such) harmless from (and the Members’ Representative shall have the right to seek payment directly from Members for the amount of), any and all reasonable, out-of-pocket losses, damages, costs or expenses incurred by the Members’ Representative in such capacity arising out of its action or failure to take action pursuant to this Agreement or in connection herewith in such capacity, in each case except to the extent resulting from or arising out of the Members’ Representative’s fraud, gross negligence, or willful misconduct. The Members’ Representative may from time to time submit invoices to Members covering such expenses and/or liabilities and, upon the request of any Member, shall provide such Member with an accounting of all expenses paid. In addition to any other rights or remedies, the Members’ Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed to the Members’ Representative against any amounts to be paid to Members hereunder.

(c) BCNN shall be fully protected in dealing with the Members’ Representative under this Agreement and may rely upon the authority of the Members’ Representative to act on behalf of Members for all purposes under this Agreement and under each Ancillary Agreement and shall have no liability for or in connection with or resulting from any such reliance. To the extent authorized under this Agreement, any deliverable by BCNN to the Members’ Representative shall be considered a deliverable by BCNN to Members. The appointment of the Members’ Representative is coupled with an interest and shall be irrevocable by any Member in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.

(d) The Members’ Representative may resign from its capacity as Members’ Representative at any time by written notice delivered to BCNN and Members. If there is a vacancy at any time in the position of Members’ Representative for any reason, such vacancy shall be filled by a Members’ vote in the form of a writing executed by Members entitled to a majority of the number of votes referred to in the next sentence. In such event, each Member shall have a number of votes equal to such Member’s Pro Rata Share and the authorization of a majority of such number of votes shall be binding on all of Members and shall constitute the authorization of Members.

(e) The Members’ Representative shall not be liable to BCNN or Members in its capacity as the Members’ Representative for any liability of a Member or for any error of judgment, or any act done or step taken or omitted by it believed by it to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of Members’ Representative’s fraud, gross negligence or willful misconduct. The Members’ Representative may seek the advice of reputable legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as Members’ Representative to BCNN or Members and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TEKUMO:

Tekumo LLC

By	/s/ Strings D.E. Kozisek
Name:
Title:

BCNN:

Balincan USA, Inc.

By	/s/ Lu, Zi Chin (Paul)
Name:
Title:

MEMBERS:

/s/ Strings D.E. Kozisek
Strings D.E. Kozisek

/s/ Chris Nichols
Chris Nichols

/s/ Phillip Dignan
Phillip Dignan

7Nvest LLC

By:	/s/ Phillip Dignan
Name:
Title:

Intelletive Ventures Tekumo LLC

By:	/s/ Kimiko Leong
Name:
Title:

Mano Enterprises LLC

By:
Name:
Title:

Ascension Ventures LLC

By:	/s/ Kimiko Leong
Name:
Title:

Tekumo Equity Holdings LLC

By:	/s/ Phillip Dignan
Name:
Title:

Exhibit A

Tekumo Members

Member	Units	Series A Preferred Shares
7Nvest LLC	500,001	3,333,340
Strings D.E. Kozisek	100,000	666,667
Chris Nichols	100,000	666,667
Phillip Dignan	100,000	666,667
Intelletive Ventures LLC	100,000	666,667
Mano Enterprises	37,500	250,000
Ascension Ventures	37,500	250,000
Ascension Ventures	2,000	0	*
Front Four Management	37,500	0	*
Krystal Montez	20,000	0	*
Stephen Briscoe	15,000	0	*
Graham King	15,000	0	*
MJ Torrez	15,000	0	*
Corali Huffman	1,000	0	*
Stephanie Lovelace	1,000	0	*
Donna Byers	1,000	0	*
Randha Kaapuni	1,000	0	*
Stephen Briscoe	50,000	0	*
Others	5,000	0	*
Tekumo Equity Holdings, LLC	361,499	3,500,000
Total	1,500,000	10,000,000

*	Units will be exchanged for units in Tekumo Equity Holdings.

Exhibit B

Series A Certificate of Designation

[See Attached]

Exhibit C

Series B Certificate of Designation

[See Attached]

Exhibit D

Form of Consulting Agreement

[See Attached]

TAB 15